Schedule A

(as of the effective date)

Funds	Percentage of Investment Management Fee	Effective Date
FT Vest Laddered Moderate Buffer ETF	50%	October 19, 2023
FT Vest Laddered Small Cap Moderate Buffer ETF	50%	May 21, 2024